Exhibit 99.1

INVO Closes Acquisition of Wisconsin Fertility Institute

Transformational and accretive acquisition adds significant scale to INVO’s current operations

Contributes over $5 million in incremental annual revenue as well as positive net income and cash flows

First significant transaction establishing acquisitions as key aspect of INVO’s commercial strategy, in addition to building new INVO Centers

SARASOTA, Fla. and MADISON, Wis., August 11, 2023 — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a healthcare services fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced it has closed the previously announced acquisition of Wisconsin Fertility Institute. The acquisition provides operational scale, positive cash flow and complements the Company’s new-build INVO Center strategy.

The Madison-based fertility center primarily offers conventional IVF procedures having generated approximately $5.1 million in revenue and net income of $1.6 million for the trailing 12-month period ended March 31, 2023. INVO will look to further expand the center through the introduction of the IVC procedure as an added service offering to patients.

Wisconsin Fertility Institute, led by internationally renowned and well-respected fertility expert, Dr. Elizabeth Pritts, is one of the state’s preeminent fertility centers, having helped to welcome over 5,000 babies since opening its doors in 2007 with approximately 550 conventional IVF procedures completed in 2022.

“The acquisition of Wisconsin Fertility Institute accelerates the transformation of INVO to a healthcare services company, with an ability to leverage our unique and innovative INVOcell device to help democratize the fertility industry,” commented Steve Shum, CEO of INVO. “The acquisition immediately adds scale and positive cash flow to our operations, with incremental growth expected to be driven at the clinic through the synergistic introduction of our INVOcell solution. We are extremely excited to have now closed this important acquisition and look forward to incorporating the clinic within our operations moving forward.”

INVO’s innovative device, the INVOcell, allows fertilization and early embryo development to occur in vivo within the woman’s body. Wisconsin Fertility Institute joins INVO’s expanding list of fertility clinics, including operating clinics in Atlanta (Bloom Fertility), Birmingham (Innovative Fertility Specialists) and Monterrey, Mexico (Positib Fertility), as well as future clinics under development.

Financial Terms of Acquisition

The purchase price of the acquisition is $10 million payable over a three-year period. There is an initial $2.15 million due in cash at closing (net of a $350,000 holdback), with subsequent $2.5 million payments due annually for the following three years. At the discretion of the sellers, subsequent payments may be paid in cash or in shares of INVO common stock. Wisconsin Fertility Institute becomes a wholly owned subsidiary, and its financial statements will be consolidated with those of INVO.

About INVO Bioscience

We are a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics and the sale and distribution of our technology solution into existing fertility clinics. Our proprietary technology, INVOcell®, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”). For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: CONTACT:

INVO Bioscience: Steve Shum, CEO, 978-878-9505, sshum@invobio.com;

Investor Contact: Lytham Partners, LLC, Robert Blum, 602-889-9700, INVO@lythampartners.com